EXHIBIT 11

YOUNG BROADCASTING INC. AND SUBSIDIARIES

RE COMPUTATION OF PER SHARE EARNINGS

	THREE MONTHS ENDED		SIX MONTHS ENDED
	June 30 2002 *	June 30 2003	June 30 2002 *	June 30 2003
Shares of common stock outstanding for the entire period	19,649,750	19,742,203	19,634,016	19,717,544

Issuance of 31,828 and 42,808 shares of common stock to the company’s defined contribution plan in 2002 and 2003	12,393	24,535	19,833	28,607

Issuance of 250 and 14,350 shares of common stock upon exercise of options in 2002 and 2003	—	3,352	228	1,685

Issuance of 7,527 shares of common stock to the employee stock purchase plan in 2003	—	—	—	7,191

Weighted average shares of common stock outstanding	19,662,143	19,770,090	19,654,077	19,755,027

Diluted effect of 3,824,793 options in 2002 expected to be exercised under the treasury stock method using the weighted average market price of the company’s shares of common stock	281,125	—	—	—

Total diluted weighted average shares of common stock for the period	19,943,268	19,770,090	19,654,077	19,755,027

Income (loss) from continuing operations before cumulative effect of accounting change	$2,222,160	$(6,839,364)	$(29,039,244)	$(24,560,296)
Income from discontinued operations, net of taxes, including gain on sale of $153.9 million in 2002 and $2.2 million in 2003	154,229,167	2,190,335	157,115,421	2,190,335
Income (loss) before cumulative effect of accounting change	156,451,327	(4,649,029)	128,076,177	(22,369,961)

Cumulative effect of accounting change, net	—	—	(184,904,433)	—

Net income (loss)	$156,451,327	$(4,649,029)	$(56,828,256)	$(22,369,961)

Basic income (loss) per common share:
Income (loss) from continuing operations	$0.12	$(0.35)	$(1.47)	$(1.24)
Income from discontinued operations, net	7.84	0.11	7.99	0.11
Cumulative effect of accounting change, net	—	—	(9.41)	—
Net income (loss) per common share	$7.96	$(0.24)	$(2.89)	$(1.13)

Diluted income (loss) per common share:
Income (loss) from continuing operations	$0.11	$(0.35)	$(1.47)	$(1.24)
Income from discontinued operations, net	7.73	0.11	7.99	0.11
Cumulative effect of accounting change, net	—	—	(9.41)	—
Net income (loss) per common share	$7.84	$(0.24)	$(2.89)	$(1.13)

*              Restated